FOR FURTHER INFORMATION:



At the Company:				               At the Financial Relations Board:
Elaine Bacon, General Inquiries			Bill Schmidle, Analyst Inquiries
513-489-5400				                  312-640-6753
shinfo@cnmw.com					              Karl Plath, General Inquiries
                                  312-640-6738

FOR IMMEDIATE RELEASE


CINCINNATI MICROWAVE ANNOUNCES AGREEMENT IN PRINCIPLE
TO SETTLE SECURITIES CLASS ACTION LAWSUITS

CINCINNATI, December 2, 1996-Cincinnati Microwave, Inc. (Nasdaq:CNMW) today announced an agreement in principle has been reached to settle the four consolidated securities class action lawsuits filed against it in October and November, 1995, by the payment of a combination of cash and Cincinnati Microwave shares with a value of $9.25 million to a settlement fund for the classes. The Company will contribute Cincinnati Microwave shares with a value of $1,000,000 as its portion of the settlement to the fund. The agreement is subject to court approval and other contingencies.

After the four lawsuits were consolidated into one case, the plaintiffs filed a First Amended Complaint, allegedly on behalf of all purchasers of the Company's common shares on the open market between July 12, 1995 and October 13, 1995, and who suffered damages, and on behalf of all persons who purchased the Company's common shares pursuant or traceable to an August 24, 1995 secondary offering of 4,600,000 of the Company's shares between August 24, 1995 and October 13, 1995, and who suffered damages. Defendants are the Company, certain of its past and present officers and directors, and the underwriters for the secondary offering. Plaintiffs purport to assert claims against the Company and other defendants for violations of various provisions of the Securities Act of 1933, the Exchange Act of 1934, and for violations of the common law of negligent misrepresentation and fraud.

Cincinnati Microwave continues to deny all material allegations of the First Amended Complaint, but agreed to the settlement to avoid the expense and distraction of further legal proceedings, and to put to rest the claims asserted. Final settlement is subject to execution of formal settlement agreements and releases, approval by Federal District Court and certain other conditions. If the court preliminarily approves the proposed settlement, members of the classes will be sent written notice of the terms of the proposed settlement, and hearings will be held by the court to consider final approval of the proposed settlement.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The companys product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network. The company's products combine its experience in ultrahigh frequency and microwave wireless technology, including digital signal processing, with its high volume manufacturing capabilities.

The company markets its products both under the ESCORT(TM) brand name through direct advertising and as an Original Equipment Manufacturer (OEM) supplier. The company's strategy for entering new markets is to align with companies that have established sales leadership and market positions. This strategy is designed to provide broader access to the end user. The company produces digital spread spectrum telephones for some leading marketers of consumer telephones. The companys common stock is traded on the Nasdaq National Market System under the symbol CNMW.

Additional information on the company, its products and markets can be obtained from the Companys world wide web site:
http://www.cnmw.com/welcome.htm

Information about Cincinnati Microwave also is available, free of charge via fax, by dialing 1-800-PRO-INFO and using ticker symbol CNMW.